Exhibit 99.1

Press Release
CONTACT:     Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE
SECOND QUARTER OF FISCAL 2014
Robust Clinical Data on Filanesib Presented at ASH Supporting Announced Registration Program
Randomized Phase 2 Trial of Filanesib in Combination with Kyprolis Enrolling
Small Phase 2 Trial with ARRY-797 in Rare Cardiovascular Disease Underway
Two New Trials Initiated with ARRY-380 (ONT-380) in Metastatic Breast Cancer

Boulder, Colo., (February 4, 2014) - Array BioPharma Inc. (NASDAQ: ARRY) today reported results for the second quarter of its fiscal year ending June 30, 2014.

Revenue for the second quarter of fiscal 2014 was $14.1 million, compared to $18.4 million for the same period last year. The decrease was due to license revenue included in the prior period that did not recur. This was partially offset by recent collaborations with Loxo Oncology and Oncothyreon, as well as a Phase 3 milestone payment from AstraZeneca earned during the current quarter. Cost of partnered programs increased to $13.1 million, compared to $7.9 million in the same period last year.  Research and development expense declined to $9.5 million, compared to $13.9 million in the same prior year period.  Net loss for the second quarter was $16.4 million, or ($0.13) per share, compared to a net loss of $10.9 million, or ($0.10) per share, for the same period in fiscal 2013. Array ended the quarter with $120 million in cash, cash equivalents and marketable securities.

For the six months ended December 31, 2013, revenue was $28.3 million, compared to $34.2 million for the same period in fiscal 2013. Net loss for the six months ended December 31, 2013, was $32.1 million, or ($0.27) per share, compared to a net loss of $22.7 million, or ($0.23) per share, in the comparable prior year period.

Ron Squarer, Chief Executive Officer of Array, noted, “During the quarter, we presented robust data on multiple filanesib trials at ASH and defined our forward strategy with the announcement of our global development plans designed to support registration. In addition, we were encouraged to see three additional MEK pivotal studies initiated including selumetinib in non-small cell lung cancer.”

Array is initiating a 12-patient proof-of-concept study of ARRY-797 in patients with LMNA-related dilated cardiomyopathy (DCM), a serious, genetic cardiovascular disease, believed to be caused by a mutation of the lamin A/C gene which leads to cardiac cell death and heart failure. This study was designed following discussion with the Food and Drug Administration (FDA) and will be run in connection with leading cardiovascular research centers, including Meriter Wisconsin Heart (affiliate of the University of Wisconsin), University of Colorado, Johns Hopkins University and Brigham and Women’s Hospital. Preliminary results from this trial are expected late this year.

“Currently, there are no effective specific treatment options to alter the course of this rare degenerative genetic disease,” said Calum A. MacRae, MBCHB, Ph.D. Clinical Director of Genomic Medicine Program and Associate Physician at Brigham and Women's Hospital, Division of Cardiovascular Medicine and Associate Professor of Medicine at Harvard Medical School.  “Based on existing data, I am excited by the potential ARRY-797 holds for these patients.”

KEY PIPELINE UPDATES

Wholly-Owned Pipeline Products

Filanesib - Expect to initiate Phase 3 trial in multiple myeloma (MM) in mid-2014
Filanesib is a highly selective, targeted KSP inhibitor with a mechanism of action distinct from currently available drugs to treat MM such as immunomodulatory drugs (IMiD) and proteasome inhibitors (PIs). Across multiple studies presented at the 2013 Annual Meeting of the American Society of Hematology (ASH), filanesib has demonstrated activity in heavily pre-treated MM patients, with a consistent safety profile including no drug-induced peripheral neuropathy and limited non‑hematologic toxicity. Adverse events are generally limited to transient, non-cumulative and predominantly asymptomatic myelosuppression (decreases in blood counts) when supportive measures are used.

Based on the strength of data from ongoing and completed clinical trials, and encouraging discussions with the FDA, Array expects to initiate a global Phase 3 study of filanesib in patients with relapsed and refractory multiple myeloma (RRMM), a population estimated to be greater than 70,000 patients in developed countries.   The trial will compare Kyprolis plus filanesib to Kyprolis alone in several hundred patients with RRMM, with Progression Free Survival (PFS) as the primary endpoint. Key secondary endpoints include Overall Survival (OS) and the impact of patient selection using alpha-1-acid glycoprotein (AAG). The trial design may include an interim analysis of Objective Response Rate (ORR), which if positive, could support a regulatory filing.

Below is a summary of the data presented for filanesib as a single agent and in combination with PIs in patients with MM at ASH.

Phase 1b Dose Escalation Trial - Filanesib in Combination with Kyprolis® (carfilzomib)
Interim data from an ongoing investigator-initiated combination trial of filanesib with Kyprolis in patients with relapsed or refractory MM were reported.  100% of these patients were refractory or intolerant to Velcade® (bortezomib), while 80% were refractory or intolerant to Revlimid® (lenalidomide) and 30% had received prior treatment with filanesib or Kyprolis. The combination demonstrated early signs of activity, with a 37% ORR (≥ partial response) and 63% clinical benefit rate (≥ minor response). In addition, the trial demonstrated that filanesib and Kyprolis can be combined at the maximum planned dose for each agent. The combination has been well tolerated with the use of supportive care to effectively address hematologic toxicity.

Phase 1b Dose Escalation Trial - Filanesib in Combination with Velcade
Interim data were reported from an ongoing combination trial of filanesib with Velcade in patients with MM relapsed or refractory to Velcade and with a median of five prior treatments. The combination demonstrated early signs of activity with a 42% ORR in patients dosed at greater than or equal to 1.25 mg/m2 filanesib in Schedule 1 (filanesib administered on Days 1, 2, 15 and 16 every 4 weeks). For the subset of Velcade-sensitive patients, the ORR was 63%, while for PI-refractory patients it was 30%. In addition, the trial demonstrated that filanesib and Velcade can be combined at the maximum planned dose for each agent. The combination has been well tolerated with limited hematologic toxicity effectively managed with supportive measures. There was a low incidence of non-hematologic adverse events which were predominantly Grade 1 / 2 and there was a low incidence of peripheral neuropathy.

Phase 2 Trial - Filanesib Single Agent and in Combination with Dexamethasone
Mature data from a Phase 2 trial of filanesib in heavily pretreated MM patients were reported. In patients with a median of six prior therapies, previously treated with both Velcade and Revlimid, single-agent filanesib demonstrated a 16% ORR. In patients with low AAG, representing an estimated 65% to 75% of RRMM patients, we reported an increased ORR of 24%.  As reported at the 2013 European Hematology Association meeting, Filanesib tightly binds AAG resulting in decreased exposure to free drug in patients with high levels of AAG. The median overall survival in the AAG-selected population was 23.3 months. In patients with a median of eight prior therapies, who were dual refractory to Velcade and Revlimid, filanesib in combination with dexamethasone demonstrated a 15% ORR, with an increase to 19% ORR in AAG-low patients. There was a low incidence of non-hematologic adverse events, including no peripheral neuropathy. Hematologic toxicities were characterized as transient, non-cumulative and asymptomatic and were effectively managed with supportive measures.

Of note, filanesib demonstrated clinical activity in patients previously treated with newer myeloma agents, including Kyprolis, ixazomib and/or Pomalyst® (pomalidomide), suggesting filanesib maintains activity in patients resistant to multiple PI and IMiD drugs. In this population, filanesib had an ORR of 21% which improved to 33% in an AAG-selected population.

ARRY-614 - Patient enrollment complete in myelodysplastic syndromes (MDS) clinical trial
ARRY-614 is a potent dual inhibitor of p38/Tie2 with a mechanism of action distinct from drugs currently available to treat MDS. It is being studied in an ongoing dose-escalation trial in IPSS low/intermediate-1 risk MDS patients, representing a population of more than 100,000 patients in developed countries. The dose-escalation portion of the trial established the maximum tolerated dose, and subsequent expansion cohorts have been fully enrolled.

At the 2013 ASH Annual Meeting, updated clinical safety and efficacy data was presented on ARRY‑614 in patients with MDS. Of patients currently evaluable for efficacy, 21% achieved a Hematologic Improvement, as defined by International Working Group 2006. Of particular interest, 44% of platelet-transfusion dependent patients achieved protocol-defined transfusion reduction, and 31% achieved transfusion independence. Lower risk MDS patients with very low platelet counts have a particularly poor prognosis. The most common treatment-related adverse events across all doses were rash (39%), nausea (17%), and atrial fibrillation (13%). The majority of events were mild or moderate in severity. Mature data from this trial is expected in 2014.  With these results, Array intends to discuss future development plans with regulatory authorities.

ARRY-797 (ARRY-371797) - New Small Phase 2 Trial Initiating in Patients with LMNA-Related DCM
LMNA-related DCM is a serious, genetic cardiovascular disease. By age 45 patients with LMNA-related DCM have an event free survival of only 31% despite conventional heart failure therapies (events defined as cardiovascular death, transplant or major cardiac event). In vivo studies of ARRY-797 in models of LMNA-related DCM demonstrated significant improvements in heart function, reversal of cardiac remodeling, general well-being and survival.  Under a physician-sponsored, single-patient IND, a patient has been receiving ARRY-797 for nearly one year. The patient has had echocardiographic improvements and the drug has been well-tolerated. Based on these encouraging data and discussions with the FDA, Array is initiating a 12-patient Phase 2 study to explore the effectiveness and safety of ARRY-797 in patients with LMNA-related DCM. The primary endpoint is the change from baseline in a 6-minute walk test at 12 weeks.  Other endpoints include left and right ventricular function, safety and pharmacokinetics. We anticipate having preliminary results from this study by the end of 2014.

Partnered Pipeline Products
Binimetinib (MEK162) (co-developing with Novartis) - Three Phase 3 trials Enrolling
Three Phase 3 trials with binimetinib in advanced cancer patients continue to enroll: NRAS-mutant melanoma, low-grade serous ovarian cancer and BRAF-mutant melanoma. NRAS-mutant melanoma represents the first potential indication for binimetinib, with a projected regulatory filing from the NRAS-mutant melanoma study estimated to be in 2015. During the quarter, Novartis also announced a Phase 1b combination with binimetinib and panitumumab in patients with mutant or wild-type RAS metastatic colorectal cancer and pancreatic cancer.

Selumetinib (partnered with AstraZeneca) - Three Pivotal Trials Advancing, including a Phase 3 trial in non-small cell lung cancer (NSCLC)
Three pivotal trials continue to advance with selumetinib in advanced cancer patients: KRAS-mutant advanced or metastatic NSCLC, differentiated thyroid cancer and metastatic uveal melanoma. Uveal melanoma represents the first indication for selumetinib, and the estimated primary completion date for the trial is mid-2015.

ARRY-380 (ONT-380) (collaboration with Oncothyreon) - Two trials initiated in patients with HER2+ breast cancer
ARRY-380 is an orally active, reversible and selective small-molecule HER2 inhibitor. Two trials of ARRY-380 in combination with approved breast cancer products were initiated in patients with HER2+ breast cancer. In addition to these trials, a third trial of ARRY-380 in combination with Herceptin® (trastuzumab) continues to advance in patients with brain metastases from HER2+ breast cancer.

CONFERENCE CALL INFORMATION
Array will hold a conference call on Tuesday, February 4, 2014, at 9:00 a.m. eastern time to discuss these results. Ron Squarer, Chief Executive Officer, Michael Needle, M.D., Chief Medical Officer and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information
Date:        Tuesday, February 4, 2014
Time:        9:00 a.m. eastern time
Toll-Free:    (877) 261-8990
Toll:        (847) 619-6441
Pass Code:    36464298
Webcast, including Replay and Conference Call Slides:
http://investor.arraybiopharma.com/phoenix.zhtml?c=123810&p=irol-irhome

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Seven Phase 3 or pivotal studies are already in progress, or are planned to begin, within the next year. These programs include the wholly-owned hematology drug, filanesib (ARRY-520), for multiple myeloma and two partnered cancer drugs, selumetinib (AstraZeneca) and binimetinib (Novartis). For more information on Array, please go to www.arraybiopharma.com
Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, expectations that events will occur that will result in greater value for Array, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially-viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of February 4, 2014. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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Array BioPharma Inc.
Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenue
License and milestone revenue	$9,287	$14,016	$19,352	$26,492
Collaboration revenue	4,779	4,361	8,942	7,718
Total revenue	14,066	18,377	28,294	34,210

Operating expenses
Cost of partnered programs	13,110	7,909	23,768	14,448
Research and development for proprietary programs	9,487	13,941	21,191	27,475
General and administrative	5,472	4,610	10,651	9,390
Total operating expenses	28,069	26,460	55,610	51,313

Loss from operations	(14,003)	(8,083)	(27,316)	(17,103)

Other income (expense)
Interest income	23	12	39	24
Interest expense	(2,428)	(2,860)	(4,811)	(5,619)
Total other expense, net	(2,405)	(2,848)	(4,772)	(5,595)

Net loss	$(16,408)	$(10,931)	$(32,088)	$(22,698)

Weighted average shares outstanding – basic and diluted	123,921	105,403	120,715	99,005

Net loss per share – basic and diluted	$(0.13)	$(0.10)	$(0.27)	$(0.23)

Summary Balance Sheet Data
(In thousands)

	December 31, 2013	June 30, 2013

Cash, cash equivalents and marketable securities	$120,366	$108,706
Property, plant and equipment, gross	89,185	88,537
Working capital	90,195	70,732
Total assets	146,321	135,988
Long-term debt, net	101,430	99,021
Total stockholders' deficit	(5,350)	(21,909)

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